Exhibit 10.24

NFL PLAYER CONTRACT

THIS CONTRACT is between ______________________RYAN SHAZIER______________________, hereinafter “Player”, and ______________________   _PITTSBURGH STEELERS SPORTS, INC. _____       _____    ________________, a ____ ______ ________PENNSYLVANIA___  ________________ limited liability company hereinafter “Club,” operating under the name of the ___PITTSBURGH STEELERS FOOTBALL CLUB___ as a member of the National Football League, hereinafter “League.”  In consideration of the promises made by each to the other, Player and Club agree as follows:

1. TERM.  This contract covers      4      football season(s), and will begin on the date of execution or March 1,     2014    , whichever is later, and end on February 28 or 29,    2018   , unless extended, terminated, or renewed as specified elsewhere in this contract.

2. EMPLOYMENT AND SERVICES. Club employs Player as a skilled football player. Player accepts such employment.  He agrees to give his best efforts and loyalty to the Club, and to conduct himself on and off the field with appropriate recognition of the fact that the success of professional football depends largely on public respect for and approval of those associated with the game.  Player will report promptly for and participate fully in Club’s official mandatory minicamp(s), official preseason training camp, all Club meetings and practice sessions, and all preseason, regular season and postseason football games scheduled for or by Club.  If invited, Player will practice for and play in any all-star football game sponsored by the League.  Player will not participate in any football game not sponsored by the League unless the game is first approved by the League.

3. OTHER ACTIVITIES.  Without prior written consent of the Club, Player will not play football or engage in activities related to football otherwise than for Club or engage in any activity other than football which may involve a significant risk of personal injury.  Player represents that he has special, exceptional and unique knowledge, skill, ability, and experience as a football player, the loss of which cannot be estimated with any certainty and cannot be fairly or adequately compensated by damages.  Player therefore agrees that Club will have the right, in addition to any other right which Club may possess, to enjoin Player by appropriate proceedings from playing football or engaging in football-related activities other than for Club or from engaging in any activity other than football which may involve a significant risk of personal injury.

4. PUBLICITY AND NFLPA GROUP LICENSING PROGRAM.

(a)  Player hereby grants to Club and the League, separately and together, the right and authority to use, and to authorize others to use solely as described below, his name, nickname, initials, likeness, image, picture, photograph, animation, persona, autograph/signature (including facsimiles thereof), voice, biographical information and/or any and all other identifying characteristics (collectively, “Publicity Rights”), for any and all uses or purposes that publicize and promote NFL Football, the League or any of its member clubs in any way in any and all media or formats, whether analog, digital or other, now known or hereafter developed, including, but not limited to, print, tape, disc, computer file, radio, television, motion pictures, other audio-visual and audio works, Internet, broadband platforms, mobile platforms, applications, and other distribution platforms.  Without limiting the foregoing, this grant includes the right to use Player’s Publicity Rights for the purpose of publicizing and promoting the following aspects of NFL Football, the League and/or any of its member clubs: brands, games, ticket sales, game broadcasts and telecasts, programming focused on the NFL, one or more NFL clubs and/or their games and events (e.g., coaches shows, highlight based shows such as Inside the NFL, behind-the-scenes programming such as Hard Knocks), other NFL-related media offerings (e.g., branded content segments featuring NFL game footage and other programming enhancements), media distribution platforms (e.g., NFL.com, NFL Mobile, NFL Network), official events (e.g., NFL Kickoff, NFL Draft), officially sanctioned awards programs (e.g., Rookie of the Year), and public service or community oriented initiatives (e.g., Play60).  For purposes of clarity, the foregoing grant of rights includes the right and authority to use, and to authorize affiliates or business partners to use, after the term of this Agreement any Publicity Rights fixed in a tangible medium (e.g., filmed, photographed, recorded or otherwise captured) during the term of this Agreement solely for the purposes described herein.  Notwithstanding anything to the contrary, the foregoing grant does not confer, during or after the term of this Agreement, any right or authority to use Player’s Publicity Rights in a manner that constitutes any endorsement by Player of a third-party brand, product or service (“Endorsement”).  For purposes of clarity, and without Limitation, it shall not be an Endorsement for Club or the League to use, or authorize others to use, including, without limitation, in third party advertising and promotional materials, footage and photographs of Player’s participation in NFL games or other NFL events that does not unduly focus on, feature, or highlight, Player in a manner that leads the reasonable consumer to believe that Player is a spokesperson for, or promoter of, a third-party commercial product or service.

Player will cooperate with the news media, and will participate upon request in reasonable activities to promote the Club and the League.

Player and National Football League Players Association, including any of its affiliates (“NFLPA”) do not and will not contest during or after the term of this agreement, and this hereby confirms their acknowledgment of the exclusive rights of the League, Club and any NFL member club (i) to telecast, broadcast, or otherwise distribute, transmit or perform, on a live, delayed, or archived basis, in any and all media now known or hereafter developed, any NFL games or any excerpts thereof and (ii) to produce, license, offer for sale, sell, market, or otherwise distribute or perform (or authorize a third party to do any of the foregoing), on a live, delayed, or archived basis, any NFL games or any excerpts thereof, in any and all media now known or hereafter developed, including, but not limited to, packaged or other electronic or digital media.

Nothing herein shall be construed to grant any Publicity Rights for use in licensed consumer products, whether traditional or digital (e.g., video games, trading cards, apparel), other than such products that constitute programming (as described herein) or news and information offerings regardless of medium (e.g., DVDs, digital highlight offerings).

(b)  Player hereby assigns the NFLPA and its licensing affiliates, if any, the exclusive and unlimited right to use, license and sublicense the right to use his name, nickname, initials, autograph/signature (including facsimiles), voice, picture, photograph, animation, image, likeness, persona, jersey number, statistics, data, copyrights, biographical information and/or other personal indicia (individually and collectively, “Rights”) for use in connection with any product, brand, service, appearance, product line or other commercial use and any sponsorship, endorsement or promotion thereof, when more than five (5) NFL player Rights are involved, regardless of team affiliation and whether that number is reached using player Rights simultaneously or individually, in any form, media, or medium (now known or hereafter developed) during a consecutive 12-month period (a “group licensing program”).  For sponsorships, endorsements, and promotions, group licensing programs are further defined as those: (a) in any one product category, as defined by industry standards; or (b) in different categories if the products all use similar or derivative design or artwork, or one player product is used to promote another player product.

The Rights may also be used for the promotion of the NFLPA, its affiliated entities and/or its designees (the “NFLPA Entities”), provided such promotion does not constitute an endorsement by Player of a commercial product not a part of a group licensing program.  Player agrees to participate, upon request of the NFLPA and without additional compensation, in reasonable activities to promote the NFLPA Entities, which shall include (i) up to three (3) personal appearances per year or (ii) up to fifteen (15) minutes per week dedicated to promoting the NFLPA Entities.  Player retains the right to grant permission to others to utilize his Rights if that individual or entity is not concurrently utilizing the Rights of five (5) or more other NFL players for any commercial purpose whatsoever.  If Player’s inclusion in an NFLPA program is precluded by an individual exclusive endorsement agreement, and Player provides the NFLPA with immediate written notice of that preclusion, the NFLPA agrees to exclude Player from that particular program.  Should Player fail to perform any of his obligations hereunder, the NFLPA may withhold payments owed to Player, if any, in connection with this Group Licensing Assignment.

In consideration for this assignment of rights, the NFLPA agrees to use the revenues it receives from group licensing programs to support the objectives as set forth in the Bylaws of the NFLPA and as otherwise determined by the NFLPA Board.  The NFLPA further agrees to use reasonable efforts to promote the use of NFL player Rights in group licensing programs, to provide group licensing opportunities to all NFL players, and to monitor and police unauthorized third-party use of the Rights.  The NFLPA makes no representations regarding group licensing other than those expressed herein.  This agreement shall be construed under Virginia law.

The assignment in this paragraph shall expire on December 31 of the latter of (i) the third year following the execution of this contract, or (ii) the year after this contract expires, and may not be revoked, terminated or otherwise assigned in any manner by Player until such date.  Neither Club nor the League is a party to the terms of this paragraph, which is included herein solely for the administrative convenience and benefit of Player and the NFLPA.  Nothing in Paragraph 4b shall be construed or deemed to modify in any way the rights set forth in Paragraph 4a, and the fact that Paragraph 4b (or any of the terms thereof) appears in the Player Contract shall not be referred to, relied upon, or otherwise cited by Player and/or the NFLPA or any of its affiliates in any dispute or legal proceeding as evidence that the NFL, any NFL entity, any Club or Club Affiliate, or any licensee of any of the foregoing has consented, agreed, acknowledged, or does not contest the applicability or interpretation of Paragraph 4b.

5. COMPENSATION. For performance of Player’s services and all other promises of Player, Club will pay Player a yearly salary as follows:

$  420,000 /*___________ for the 20 14   season;

$  852,146 /*___________ for the 20 15   season;

$ 1,284,292/*___________ for the 20 16   season;

$  1,716,438/*___________ for the 20 17   season;

$  OPTION/*___________ for the 20 18   season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

(* - designates the compensation Club will pay player if the player is not on Club’s Active/Inactive List)

In addition, Club will pay Player such earned performance bonuses as may be called for in this contract; Player’s necessary traveling expenses from his residence to training camp; Player’s reasonable board and lodging expenses during preseason training and in connection with playing preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to and from preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to his residence if this contract is terminated by Club; and such additional compensation, benefits and reimbursement of expenses as may be called for in any collective bargaining agreement in existence during the term of this contract.  (For purposes of this contract, a collective bargaining agreement will be deemed to be “in existence” during its stated term or during any period for which the parties to that agreement agree to extend it.)

6. PAYMENT.  Unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise, Player will be paid 100% of his yearly salary under this contract in equal weekly or biweekly installments over the course of the applicable regular season period, commencing with the first regular season game played by Club in each season.  Unless this contract specifically provides otherwise, if this contract is executed or Player is activated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or biweekly portions of his yearly salary becoming due and payable after he is activated.  Unless this contract specifically provides otherwise, if this contract is terminated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi weekly portions of his yearly salary having become due and payable up to the time of termination.

7. DEDUCTIONS.  Any advance made to Player will be repaid to Club, and any properly levied Club fine or Commissioner fine against Player will be paid, in cash on demand or by means of deductions from payments coming due to the Player under this contract, the amount of such deductions to be determined by Club unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise.

8. PHYSICAL CONDITION.  Player represents to Club that he is and will maintain himself in excellent physical condition.  Player will undergo a complete physical examination by the Club physician upon Club request, during which physical examination Player agrees to make full and complete disclosure of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the Club physician about such condition.  If Player fails to establish or maintain his excellent physical condition to the satisfaction of the Club physician, or make the required full and complete disclosure and good faith responses to the Club physician, then Club may terminate this contract.

9. INJURY.  Unless this contract specifically provides otherwise, if Player is injured in the performance of his services under this contract and promptly reports such injury to the Club physician or trainer, then Player will receive such medical and hospital care during the term of this contract as the Club physician may deem necessary, and will continue to receive his yearly salary for so long, during the season of injury only and for no subsequent period covered by this contract, as Player is physically unable to perform the services required of him by this contract because of such injury.  If Player’s injury in the performance of his services under this contract results in his death, the unpaid balance of his yearly salary for the season of injury will be paid to his stated beneficiary, or in the absence of a stated beneficiary, to his estate.

10. WORKERS’ COMPENSATION.  Any compensation paid to Player under this contract or under any collective bargaining agreement in existence during the term of this contract for a period during which he is entitled to workers’ compensation benefits by reason of temporary total, permanent total, temporary partial, or permanent partial disability will be deemed an advance payment of workers’ compensation benefits due Player, and Club will be entitled to be reimbursed the amount of such payment out of any award of workers’ compensation.

11. SKILL, PERFORMANCE AND CONDUCT.  Player understands that he is competing with other players for a position on Club’s roster within the applicable player limits.  If at any time, in the sole judgment of Club, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, or if Player has engaged in personal conduct reasonably judged by Club to adversely affect or reflect on Club, then Club may terminate this contract.  In addition, during the period any salary cap is legally in effect, this contract may be terminated if, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players whom Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room.

12. TERMINATION.  The rights of termination set forth in this contract will be in addition to any other rights of termination allowed either party by law.  Termination will be effective upon the giving of written notice, except that Player’s death, other than as a result of injury incurred in the performance of his services under this contract, will automatically terminate this contract.  If this contract is terminated by Club and either Player or Club so requests, Player will promptly undergo a complete physical examination by the Club physician.

13. INJURY GRIEVANCE.  Unless a collective bargaining agreement in existence at the time of termination of this contract by Club provides otherwise, the following Injury Grievance procedure will apply: If Player believes that at the time of termination of this contract by Club he was physically unable to perform the services required of him by this contract because of an injury incurred in the performance of his services under this contract, Player may, within 60 days after examination by the Club physician, submit at his own expense to examination by a physician of his choice.  If the opinion of Player’s physician with respect to his physical ability to perform the services required of him by this contract is contrary to that of the Club’s physician, the dispute will be submitted within a reasonable time to final and binding arbitration by an arbitrator selected by Club and Player or, if they are unable to agree, one selected in accordance with the procedures of the American Arbitration Association on application by either party.

14. RULES.  Player will comply with and be bound by all reasonable Club rules and regulations in effect during the term of this contract which are not inconsistent with the provisions of this contract or of any collective bargaining agreement in existence during the term of this contract.  Player’s attention is also called to the fact that the League functions with certain rules and procedures expressive of its operation as a joint venture among its member clubs and that these rules and practices may affect Player’s relationship to the League and its member clubs independently of the provisions of this contract.

15. INTEGRITY OF GAME.  Player recognizes the detriment to the League and professional football that would result from impairment of public confidence in the honest and orderly conduct of NFL games or the integrity and good character of NFL players.  Player therefore acknowledges his awareness that if he accepts a bribe or agrees to throw or fix an NFL game; fails to promptly report a bribe offer or an attempt to throw or fix an NFL game; bets on an NFL game; knowingly associates with gamblers or gambling activity; uses or provides other players with stimulants or other drugs for the purpose of attempting to enhance on-field performance; or is guilty of any other form of conduct reasonably judged by the League Commissioner to be detrimental to the League or professional football, the Commissioner will have the right, but only after giving Player the opportunity for a hearing at which he may be represented by counsel of his choice, to fine Player in a reasonable amount; to suspend Player for a period certain or indefinitely; and/or to terminate this contract.

16. EXTENSION.  Unless this contract specifically provides otherwise, if Player becomes a member of the Armed Forces of the United States or any other country, or retires from professional football as an active player, or otherwise fails or refuses to perform his services under this contract, then this contract will be tolled between the date of Player’s induction into the Armed Forces, or his retirement, or his failure or refusal to perform, and the later date of his return to professional football.  During the period this contract is tolled, Player will not be entitled to any compensation or benefits.  On Player’s return to professional football, the term of this contract will be extended for a period of time equal to the number of seasons (to the nearest multiple of one) remaining at the time the contract was tolled.  The right of renewal, if any, contained in this contract will remain in effect until the end of any such extended term.

17. ASSIGNMENT.  Unless this contract specifically provides otherwise, Club may assign this contract and Player’s services under this contract to any successor to Club’s franchise or to any other Club in the League.  Player will report to the assignee Club promptly upon being informed of the assignment of his contract and will faithfully perform his services under this contract.  The assignee club will pay Player’s necessary traveling expenses in reporting to it and will faithfully perform this contract with Player.

18. FILING.  This contract will be valid and binding upon Player and Club immediately upon execution.  A copy of this contract, including any attachment to it, will be filed by Club with the League Commissioner within 10 days after execution.  The Commissioner will have the right to disapprove this contract on reasonable grounds, including but not limited to an attempt by the parties to abridge or impair the rights of any other club, uncertainty or incompleteness in expression of the parties’ respective rights and obligations, or conflict between the terms of this contract and any collective bargaining agreement then in existence.  Approval will be automatic unless, within 10 days after receipt of this contract in his office, the Commissioner notifies the parties either of disapproval or of extension of this 10-day period for purposes of investigation or clarification pending his decision.  On the receipt of notice of disapproval and termination, both parties will be relieved of their respective rights and obligations under this contract.

19. DISPUTES.  During the term of any collective bargaining agreement, any dispute between Player and Club involving the interpretation or application of any provision of the NFL collective bargaining agreement or this contract will be submitted to final and binding arbitration in accordance with the procedure called for in any collective bargaining agreement in existence at the time the event giving rise to any such dispute occurs.

20. NOTICE.  Any notice, request, approval or consent under this contract will be sufficiently given if in writing and delivered in person or mailed (certified or first class) by one party to the other at the address set forth in this contract or to such other address as the recipient may subsequently have furnished in writing to the sender.

21. OTHER AGREEMENTS.  This contract, including any attachment to it, sets forth the entire agreement between Player and Club and cannot be modified or supplemented orally.  Player and Club represent that no other agreement, oral or written, except as attached to or specifically incorporated in this contract, exists between them.  The provisions of this contract will govern the relationship between Player and Club unless there are conflicting provisions in any collective bargaining agreement in existence during the term of this contract, in which case the provisions of the collective bargaining agreement will take precedence over conflicting provisions of this contract relating to the rights or obligations of either party.

22. LAW. This contract is made under and shall be governed by the laws of the State of PENNSYLVANIA.

23. WAIVER AND RELEASE.  Player waives and releases: (i) any claims relating to the 2011 lockout; (ii) any antitrust claims relating to the Draft, restrictions on free agency, franchise player designations, transition player designations, the Entering Player Pool, the Rookie Compensation Pool, or any other term or condition of employment relating to conduct engaged in prior to the date of this Agreement; and (iii) any claims relating to conduct engaged in pursuant to the express terms of any collective bargaining agreement during the term of any such agreement.  This waiver and release also extends to any conduct engaged in pursuant to the express terms of the Stipulation and Settlement Agreement in White.  This waiver and release does not waive any rights player may have to commence a grievance under the 2006 CBA or to commence a grievance or other arbitration under the 2011 CBA.

24. OTHER PROVISIONS.

(a)  Each of the undersigned hereby confirms that (i) this contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club or by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether express or implied, oral or written, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to the NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, either during the term of this contract or thereafter.

(b)  Each of the undersigned further confirms that, except as separately set forth in any attachment submitted herewith consistent with the Collective Bargaining Agreement, the .pdf NFL Player Contract Form as set forth herein has not been modified from the form officially authorized for use by the NFL and the NFLPA.

(c)  Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules took place with respect to this contract.  Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the collective bargaining agreement dated August 4, 2011, including but not limited to the Rookie Compensation Pool and Salary Cap provisions; however, any conduct permitted by that Agreement shall not be considered a violation of this confirmation.

(d)  PERFORMANCE-BASED PAY.  Player’s attention is called to the fact that he may be entitled to Performance-Based Pay in accordance with the procedures outlined in Article 28, and that his eligibility for such pay is based on a formula that takes into account his playtime percentage and compensation.

25. SPECIAL PROVISIONS.

And this contract is being executed in Pittsburgh, PA.

THIS CONTRACT is executed in six (6) copies.  Player acknowledges that before signing this contract he was given the opportunity to seek advice from or be represented by persons of his own selection.

/s/ Ryan Shazier PLAYER SIGNATURE RYAN SHAZIER PLAYER PRINT [***] PLAYER HOME ADDRESS [***] [***] TELEPHONE NUMBER June 5, 2014 DATE	/s/ Arthur J. Rooney II CLUB EXECUTIVE SIGNATURE Art Rooney II CLUB EXECUTIVE PRINT PITTSBURGH STEELERS CLUB NAME 3400 SOUTH WATER STREET CLUB ADDRESS PITTSBURGH, PA 15203 6-5-14 DATE

/s/ James E. Sexton PLAYER’S AGENT SIGNATURE JAMES E. SEXTON PLAYER’S AGENT PRINT 6060 POPLAR AVENUE, SUITE 470 ADDRESS MEMPHIS, TN 38119 (901) 761-8500 TELEPHONE NUMBER 6/6/14 DATE

Copy Distribution:  Management Council (Original Signature)

Player, Member Club (Photocopy)

League Office, NFLPA, Player Agent (Electronic Mail)

ADDITIONAL CONSIDERATION

SIGNING, REPORTING AND PLAYING BONUS AGREEMENT

Between RYAN SHAZIER (Player) and PITTSBURGH STEELERS SPORTS, INC. (Club)

As an additional consideration for the execution of NFL Player Contract(s) for the 2014, 2015, 2016 and 2017 League Years, and passing Club’s physical examination, and for the Player’s adherence to all provisions of said contract, Club agrees to pay Player the sum of $5,234,328.

The above sum is payable as follows:

$3,500,000 within 14 days of execution and

$1,734328 payable on October 31, 2014.

Player shall be subject to forfeiture of salary to the maximum extent permitted under Article 4, Section 9 of the Collective Bargaining Agreement, dated August 4, 2011.

It is expressly understood that no part of the bonus herein provided is part of any salary in contracts specified above, that said bonus will not be deemed part of any salary in contracts specified above, and that obligations of Club are not terminable if such contracts are terminated via the NFL waiver system, provided that Player has not breached this agreement or his NFL Player Contract prior to any such termination.

It is further understood and agreed that Player’s waiver of rights to certain unpaid amounts and Player’s obligation to re-pay certain amounts of this bonus are express provisions of this contract and, but for the provisions herein contained, Club would not have executed this contract.  Recovery of any forfeited amounts of the bonus will be made in accordance with any applicable provisions of Article 4, Section 9 of the Agreement.

No term or condition of this agreement, and no breach thereof, shall be waived, altered or modified except by written instrument.

DATE:June 5, 2014 BY:/s/ Ryan Shazier PLAYER - RYAN SHAZIER BY:/s/ James E. Sexton Player’s Representative	BY:/s/ Arthur J. Rooney II PITTSBURGH STEELERS SPORTS, INC. Club Representative

ADDENDUM #1 - 2014:

Between the Pittsburgh Steelers, “the Club,” and RYAN SHAZIER “the Player.”

Despite any contrary language in this NFL Player Contract and despite any one of the following occurrences below (a-c):

a.In Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, and Player’s Contract is terminated via the NFL waiver system; or

b.Due to a NFL football-related injury while performing services under this contract for Club (in the sole discretion of the Club Physician), provided, that Player has promptly and fully disclosed his physical condition to Club and undergoes whatever reasonable and customary rehabilitation or treatment Club requires of Player, and Player’s Contract is terminated via the NFL waiver system; or

c.For salary cap related purposes, Player’s contract is terminated via the NFL waiver system;

Club agrees that for the contract year 2014 only it shall guarantee payment to Player of $420,000 of his scheduled 2014 Paragraph 5 salary (the “Guarantee”).  This Guarantee by Club will not apply in any year after 2014, regardless of whether Player is, as of this date, under contract or option to Club for a subsequent season; and regardless of whether Player passes Club’s physical examination for a season subsequent to 2014.  This Guarantee in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.  In the event this NFL Player Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization, Club’s obligation under this Guarantee will be reduced by the amount of any and all compensation, including, but not limited to, salary, signing, reporting, option, and/or incentive bonuses, earned by Player from such other football organization during the unexpired term covered by this Guarantee.

In the event Player, in any of the League Years of his NFL Player Contract, fails or refuses to report to Club, fails or refuses to practice or play with the Club for any reason (including, but not limited to, Player’s suspension by the NFL or Club for Conduct Detrimental, or suspension for violating the NFL Personal Conduct Policy, or suspension for violating the NFL Policy and Program for Substance and Abuse, or suspension for violating the NFL Policy and Procedures for Anabolic Steroids and Related Substances, or as the result of injuries sustained while participating in activities that involve a significant risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing (of any kind), use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing)), OR in the event Player voluntarily retires not due to a NFL football related injury, OR leaves Club without consent, OR Player otherwise breaches the Contract prior to or during the 2014 contract year, then this Guarantee shall be NULL AND VOID.

DATE:June 5, 2014 BY:/s/ Ryan Shazier PLAYER - RYAN SHAZIER BY:/s/ James E. Sexton Player’s Representative	BY:/s/ Arthur J. Rooney II PITTSBURGH STEELERS SPORTS, INC. Club Representative

ADDENDUM #2 - 2015:

Between the Pittsburgh Steelers, “the Club,” and RYAN SHAZIER “the Player.”

Despite any contrary language in this NFL Player Contract and despite any one of the following occurrences below (a-c):

a.In Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, and Player’s Contract is terminated via the NFL waiver system; or

b.Due to a NFL football-related injury while performing services under this contract for Club (in the sole discretion of the Club Physician), provided, that Player has promptly and fully disclosed his physical condition to Club and undergoes whatever reasonable and customary rehabilitation or treatment Club requires of Player, and Player’s Contract is terminated via the NFL waiver system; or

c.For salary cap related purposes, Player’s contract is terminated via the NFL waiver system;

Club agrees that for the contract year 2015 only it shall guarantee payment to Player of $852,146 of his scheduled 2015 Paragraph 5 salary (the “Guarantee”).  This Guarantee by Club will not apply in any year after 2015, regardless of whether Player is, as of this date, under contract or option to Club for a subsequent season; and regardless of whether Player passes Club’s physical examination for a season subsequent to 2015.  This Guarantee in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.  In the event this NFL Player Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization, Club’s obligation under this Guarantee will be reduced by the amount of any and all compensation, including, but not limited to, salary, signing, reporting, option, and/or incentive bonuses, earned by Player from such other football organization during the unexpired term covered by this Guarantee.

In the event Player, in any of the League Years of his NFL Player Contract, fails or refuses to report to Club, fails or refuses to practice or play with the Club for any reason (including, but not limited to, Player’s suspension by the NFL or Club for Conduct Detrimental, or suspension for violating the NFL Personal Conduct Policy, or suspension for violating the NFL Policy and Program for Substance and Abuse, or suspension for violating the NFL Policy and Procedures for Anabolic Steroids and Related Substances, or as the result of injuries sustained while participating in activities that involve a significant risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing (of any kind), use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing)), OR in the event Player voluntarily retires not due to a NFL football related injury, OR leaves Club without consent, OR Player otherwise breaches the Contract prior to or during the 2015 contract year, then this Guarantee shall be NULL AND VOID.

DATE:June 5, 2014 BY:/s/ Ryan Shazier PLAYER - RYAN SHAZIER BY:/s/ James E. Sexton Player’s Representative	BY:/s/ Arthur J. Rooney II PITTSBURGH STEELERS SPORTS, INC. Club Representative

ADDENDUM #3 - 2016:

Between the Pittsburgh Steelers, “the Club,” and RYAN SHAZIER “the Player.”

Despite any contrary language in this NFL Player Contract and despite any one of the following occurrences below (a-c):

a.In Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, and Player’s Contract is terminated via the NFL waiver system; or

b.Due to a NFL football-related injury while performing services under this contract for Club (in the sole discretion of the Club Physician), provided, that Player has promptly and fully disclosed his physical condition to Club and undergoes whatever reasonable and customary rehabilitation or treatment Club requires of Player, and Player’s Contract is terminated via the NFL waiver system; or

c.For salary cap related purposes, Player’s contract is terminated via the NFL waiver system;

Club agrees that for the contract year 2016 only it shall guarantee payment to Player of $1,284,292 of his scheduled 2016 Paragraph 5 salary (the “Guarantee”).  This Guarantee by Club will not apply in any year after 2016, regardless of whether Player is, as of this date, under contract or option to Club for a subsequent season; and regardless of whether Player passes Club’s physical examination for a season subsequent to 2016.  This Guarantee in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.  In the event this NFL Player Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization, Club’s obligation under this Guarantee will be reduced by the amount of any and all compensation, including, but not limited to, salary, signing, reporting, option, and/or incentive bonuses, earned by Player from such other football organization during the unexpired term covered by this Guarantee.

In the event Player, in any of the League Years of his NFL Player Contract, fails or refuses to report to Club, fails or refuses to practice or play with the Club for any reason (including, but not limited to, Player’s suspension by the NFL or Club for Conduct Detrimental, or suspension for violating the NFL Personal Conduct Policy, or suspension for violating the NFL Policy and Program for Substance and Abuse, or suspension for violating the NFL Policy and Procedures for Anabolic Steroids and Related Substances, or as the result of injuries sustained while participating in activities that involve a significant risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing (of any kind), use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing)), OR in the event Player voluntarily retires not due to a NFL football related injury, OR leaves Club without consent, OR Player otherwise breaches the Contract prior to or during the 2016 contract year, then this Guarantee shall be NULL AND VOID.

DATE:June 5, 2014 BY:/s/ Ryan Shazier PLAYER - RYAN SHAZIER BY:/s/ James E. Sexton Player’s Representative	BY:/s/ Arthur J. Rooney II PITTSBURGH STEELERS SPORTS, INC. Club Representative

ADDENDUM #4 - 2017:

Between the Pittsburgh Steelers, “the Club,” and RYAN SHAZIER “the Player.”

Despite any contrary language in this NFL Player Contract and despite any one of the following occurrences below (a-c):

a.In Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, and Player’s Contract is terminated via the NFL waiver system; or

b.Due to a NFL football-related injury while performing services under this contract for Club (in the sole discretion of the Club Physician), provided, that Player has promptly and fully disclosed his physical condition to Club and undergoes whatever reasonable and customary rehabilitation or treatment Club requires of Player, and Player’s Contract is terminated via the NFL waiver system; or

c.For salary cap related purposes, Player’s contract is terminated via the NFL waiver system;

Club agrees that for the contract year 2017 only it shall guarantee payment to Player of $1,716,438 of his scheduled 2017 Paragraph 5 salary (the “Guarantee”).  This Guarantee by Club will not apply in any year after 2017, regardless of whether Player is, as of this date, under contract or option to Club for a subsequent season; and regardless of whether Player passes Club’s physical examination for a season subsequent to 2017.  This Guarantee in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.  In the event this NFL Player Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization, Club’s obligation under this Guarantee will be reduced by the amount of any and all compensation, including, but not limited to, salary, signing, reporting, option, and/or incentive bonuses, earned by Player from such other football organization during the unexpired term covered by this Guarantee.

In the event Player, in any of the League Years of his NFL Player Contract, fails or refuses to report to Club, fails or refuses to practice or play with the Club for any reason (including, but not limited to, Player’s suspension by the NFL or Club for Conduct Detrimental, or suspension for violating the NFL Personal Conduct Policy, or suspension for violating the NFL Policy and Program for Substance and Abuse, or suspension for violating the NFL Policy and Procedures for Anabolic Steroids and Related Substances, or as the result of injuries sustained while participating in activities that involve a significant risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing (of any kind), use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing)), OR in the event Player voluntarily retires not due to a NFL football related injury, OR leaves Club without consent, OR Player otherwise breaches the Contract prior to or during the 2017 contract year, then this Guarantee shall be NULL AND VOID.

DATE:June 5, 2014 BY:/s/ Ryan Shazier PLAYER - RYAN SHAZIER BY:/s/ James E. Sexton Player’s Representative	BY:/s/ Arthur J. Rooney II PITTSBURGH STEELERS SPORTS, INC. Club Representative

ADDENDUM TO NFL PLAYER CONTRACT

A. APPEARANCE

In accordance with Article 7, Section 3(b)(iv) of the Settlement Agreement, Player may make up to five community relations/sponsor appearances or promotional activities per year on the Club’s behalf in exchange for cash compensation at prevailing commercial rates not to exceed $5,000 per appearance.  For this purpose, appearances are defined as participating in an assigned designated event, including but not limited to, charity or community events, or events hosted by Club for its sponsors where Player is not asked to endorse any product or service.  Said appearances shall be scheduled in a reasonable manner by appropriate Club officials.

B. INTERNET AND IMAGES

Player agrees to fully cooperate with the Club and to participate on an as-requested basis on and in connection with Club’s web site.  Such participation would include but not be limited to such features as player chats, player profiles, interactive features of the web site and all other Club web site elements, now existing or as may be developed in the future.  Player also grants to the Club the exclusive rights, commercial or otherwise, to the use of digital images of Player in uniform on Club’s website.

C. GOVERNING LAW, JURISDICTION & WORKER’S COMPENSATION

As part of the consideration for the Club to employ the Player, Player agrees this contract and all of its terms and conditions shall be deemed to have been negotiated, agreed to and executed in the commonwealth of Pennsylvania. The parties further agree that, pursuant to § 305.2 of the PA Worker’s Compensation Act, Player’s employment is principally localized in the Commonwealth of Pennsylvania.  Therefore, this contract and any workers’ compensation claims arising from performance hereunder shall be governed exclusively by the laws of the Commonwealth of Pennsylvania and not the workers’ compensation laws of any other state.  Player and Club agree that any and all claims related to workers compensation rights or benefits arising from Player’s employment by the Club must be filed with the Pennsylvania Bureau of Workers’ Compensation (“Bureau”) and adjudicated exclusively by the Bureau (and, if necessary, the appellate courts of the Commonwealth of Pennsylvania) and not in or by any other state.  Player further agrees and stipulates that he has been provided the appropriate notice of the availability of benefits in states other than Pennsylvania and, upon the advice of counsel and/or his agent, has agreed to waive any right or entitlement to benefits, and any right or entitlement to claim benefits, in any state other than the Commonwealth of Pennsylvania in exchange for the compensation that is being paid pursuant to the terms and provisions of this contract.

D. PAYMENTS

In addition to any other remedies available to the Club, and not in lieu thereof, Player hereby authorizes Club, at its option, to deduct and set off at any time and from time to time all or any part of any sums owed by Player to Club from any current or deferred wages, salaries, Bonuses and/or additional consideration owed to Player by the Club, whether by reason of the Contract or Contracts referred to above or otherwise.  It is understood and agreed that Player’s obligation to repay such sums is an express provision of this Contract, and, but for this provision, Club would not have executed this Contract.  In the event this Contract is assigned to another NFL Club, Player hereby authorizes the assignee Club(s) to deduct for the account of Club the full amount of any such amounts owed by Player to Club that were not refunded to Club prior to such contract assignment.

DATE:June 5, 2014 BY:/s/ Ryan Shazier PLAYER - RYAN SHAZIER BY:/s/ James E. Sexton

Player’s Representative

BY:/s/ Arthur J. Rooney II PITTSBURGH STEELERS SPORTS, INC. Club Representative